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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(CHECK ONE): [ ] Form 10-K [ ] Form 20-F  [ ] Form 11-K    [X] Form 10-Q
             [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

For Period Ended: March 31, 2007

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: _______________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                           FLUID MEDIA NETWORKS, INC.
                           --------------------------
                            Full Name of Registrant:

                                       N/A
                                       ---
                            Former Name if Applicable

                               5813-A UPLANDER WAY
                               -------------------
            Address of Principal Executive Office (Street and Number)

                              CULVER CITY, CA 90230
                              ---------------------
                            City, State and Zip Code


                                     PART II
                             RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20- F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly of transition report on Form 10-Q, or portion thereof be filed on or before the fifth calendar day following prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The delay of the Registrant's filing of Form 10-QSB for the quarter ended March 31, 2007 is due to the additional time devoted by the Registrant in connection its preparation of the preliminary prospectus that was recently filed in Canada regarding the initial public offering of the Registrant's securities in Canada. Such additional time constraints resulted in the Registrant's inability to complete its preparation of its quarterly financial statements and the Registrant's auditors not having sufficient time for their review of such financial statements.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     MICHAEL D. RAEFORD, JR.            (310)             665-9878
     -----------------------            -----             --------
     (Name)                             (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                           FLUID MEDIA NETWORKS, INC.
                           --------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2007                  By: /s/ DAVID J. WILLIAMS
                                        ----------------------
                                        David J. Williams
                                        Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).